EXHIBIT 99.1

1606 Corp. Celebrates a Year of Trailblazing Achievements and Innovations in 2023

Seattle, WA, December 21, 2023. 1606 Corp. (OTC Pink: CBDW) (the “Company”) releases an annual letter to shareholders and discusses growth strategies for 2024. We are proud to announce that as we recap 2023, CBDW.ai will be releasing the second version (V2) of ChatCBDW sometime in Spring 2024 and the Company will be expanding into two additional vertices before summer of 2024 which are expected to be cannabis and solar.

As we say goodbye to an exhilarating 2023, we proudly reflect on a year marked by groundbreaking advancements in artificial intelligence and strategic triumphs in the CBD and wellness industry. Our journey through the year has been a testament to our relentless pursuit of innovation and excellence, as we navigate further into the ever-evolving landscape of AI technology and customer needs.

A Year of Spectacular Milestones:

•	We set off on a path to reinvent the Company while remaining in the CBD industry and pivoted to developing the revolutionary technology ChatCBDW which dazzled the CBD industry. With the launch of ChatCBDW, a pioneering AI-driven online merchandising tool tailored for the CBD and wellness sector the Company effectively went from being an acquisition based company to a technology start-up and the only AI chatbot developer on the OTC Markets.
•	We smartly partnered with Cool Blue Distribution to launch ChatCBDW which proved to be a very successful template for future partnerships. Don Flanagan, who founded and manages the CBD distribution juggernaut, is an industry influencer and has over 800 customers and partners.
•	Outstanding Response to ChatCBDW BETA Program. The ChatCBDW BETA Program received an overwhelming embrace from CBD retailers and the ten allotted spots for merchants filled up within the first week or outreach signaling robust market interest and underscoring the potential of this avant-garde technology.
•	Innovative Establishment of Pricing Model for ChatCBDW. After the overwhelming interest from CBD merchants in the BETA program, we announced an extremely competitive pricing model demonstrating our focus on sales and solidifying our mission to bring ChatCBDW to the forefront of the market.
•	Strategic Launch and Formation of Sales Team. In a strategic move, we unveiled a dedicated sales team for ChatCBDW, kicking off with a dynamic email-based marketing campaign to more than 3,000 CBD merchants. This initiative marked a significant stride in our mission to revolutionize CBD retail. We hired two reps. to work with the existing national sales manager to alleviate bottlenecks with on boarding pilot customers.

Looking Ahead with Optimism and Excitement

As we stride into the new year, we are fueled by the successes and learnings of 2023. Our focus on AI-driven solutions like ChatCBDW and our relentless efforts to penetrate new markets have solidified our commitment to growth and innovation. We are poised to continue this journey of excellence, harnessing the power of technology to redefine e-commerce.

For us, the horizon is not just a limit but a beckoning future full of possibilities and achievements. We are excited to embark on this journey with our partners, stakeholders, and customers, and we look forward to a future where innovation and progress are not just goals, but our reality.

For more information about ChatCBDW or to schedule a demo, CBD merchants are encouraged to visit www.cbdw.ai and register as a merchant. Someone from the newly developed sales team will be in touch within 24 hours.

About 1606 Crop.

1606 Corp. stands at the forefront of technological innovation, particularly in the online CBD industry. Our mission is to revolutionize customer service, addressing the most significant challenges faced by consumers in the digital marketplace. We are dedicated to transforming the CBD industry through cutting-edge AI centric solutions, ensuring a seamless and efficient customer experience.

As a visionary enterprise, 1606 Corp. equips businesses with the advanced tools they need to excel in the competitive digital landscape. Our commitment to innovation and quality positions us as a leader in the field, driving the industry forward and setting new benchmarks for success and customer satisfaction.

Industry Information

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%, AI’s global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com

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Forward-Looking Statements

This press release includes statements that may be deemed to be “forward-looking statements” under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Specific forward-looking statements in this press release include, among others, statements regarding the expected trading of our shares on The Nasdaq Capital Market, the expected closing of the offering, and the intended use of the net proceeds of the offering. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially and adversely from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the prospectus included in the Registration Statement and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and 1606 Corp. does not undertake any duty to update any forward-looking statements except as may be required by law. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

Source: 1606 Corp

Contact: Austen Lambrecht

Austen@1606corp.com

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